Exhibit 99.1

Contacts:	Emily Tadano, VP Investor Relations and ESG
(480) 515-8979 (office)
investors@meritagehomes.com

Meritage Homes reports first quarter 2024 results
Record-high quarterly sales orders, home closing gross margin of 25.8% and a 43% increase in diluted EPS

SCOTTSDALE, Ariz., April 24, 2024 - Meritage Homes Corporation (NYSE: MTH), the fifth-largest U.S. homebuilder, reported first quarter results for the period ended March 31, 2024.

Summary Operating Results (unaudited)
(Dollars in thousands, except per share amounts)

	Three Months Ended March 31,
	2024	2023	% Chg
Homes closed (units)	3,507	2,897	21%
Home closing revenue	$1,466,096	$1,261,923	16%
Average sales price — closings	$418	$436	(4)%
Home orders (units)	3,991	3,487	14%
Home order value	$1,631,195	$1,506,893	8%
Average sales price — orders	$409	$432	(5)%
Ending backlog (units)	3,033	3,922	(23)%
Ending backlog value	$1,244,257	$1,763,832	(29)%
Average sales price — backlog	$410	$450	(9)%
Earnings before income taxes	$234,015	$165,303	42%
Net earnings	$186,016	$131,301	42%
Diluted EPS	$5.06	$3.54	43%

MANAGEMENT COMMENTS
“Meritage has had a remarkable start to the year, generating an average absorption pace of 4.9 per month in the first quarter of 2024, which resulted in our highest quarterly sales orders," said Steven J. Hilton, executive chairman of Meritage Homes. “We entered the spring selling season with a healthy supply of available inventory and were able to capitalize on strong current market conditions stemming from the increasing need for housing from Millennials, Gen Z and the move-down Baby Boomers, all finding limited existing housing supply.”

“Executing on our spec building and streamlined strategy, we delivered 3,507 homes in the first quarter of 2024—of which nearly 50% came from intra-quarter sales orders—and yet another record backlog conversion rate of 138%," added Phillippe Lord, chief executive officer of Meritage Homes. "Home closing revenue of $1.5 billion in the first quarter of 2024 combined with home closing gross margin of 25.8% and SG&A leverage of 10.4% generated $5.06 in diluted EPS. We increased our book value per share 17% year-over-year to $129.98 and generated a return on equity of 18.0% as of March 31, 2024."*

“In the first quarter of 2024, we carried out our commitment to growth by putting nearly 6,300 net new lots under control, representing an estimated 43 future communities. We strategically deployed our capital by spending $430 million on land acquisition and development and returning $83 million back to shareholders in the form of share repurchases and dividends. We achieved this balanced long-term value creation, while maintaining cash of over $905 million and a net debt-to-capital ratio of 2.0% at March 31, 2024.”

FIRST QUARTER RESULTS
•Orders of 3,991 homes for the first quarter of 2024 increased 14% year-over-year, due primarily to a 17% increase in the average absorption pace to 4.9 per month from 4.2 per month in the first quarter of 2023, which was partially offset by a 1% decrease in average active communities. Strong demand coupled with the right amount of available inventory during the first quarter of 2024 led to our highest quarterly sales order volume, which benefited from an 8% cancellation rate that was well below the Company's historical average. Entry-level represented 91% of first quarter 2024 sales orders, compared to 87% in the same quarter of 2023. Average sales price ("ASP") on orders in the first quarter of 2024 of $409,000 was down 5% from the first quarter of 2023 due to both geographic and product mix shift.
•The 16% year-over-year increase in home closing revenue to $1.5 billion was due to 21% higher home closing volume that was partially offset by a 4% decrease in ASP on closings resulting from product mix shift. First quarter 2024 ASP on closings increased sequentially from the fourth quarter of 2023 due to reduced utilization of rate lock financing incentives and price increases.
•Home closing gross margin improved 340 bps to 25.8% in the first quarter of 2024 from 22.4% in the prior year due to reduced utilization of rate lock financing incentives, lower direct costs, and greater leverage of fixed costs, which were partially offset by higher lot costs.

•The financial services loss of $0.7 million included $5.8 million in write-offs related to rate lock unwind costs in the first quarter of 2024. This compared to financial services profit of $2.9 million in the first quarter of 2023 that had $1.9 million in similar write-offs.
•Selling, general and administrative expenses ("SG&A") as a percentage of first quarter 2024 home closing revenue were 10.4%, which was relatively in line with 10.3% in the prior year, primarily as a result of higher commissions offsetting the leverage achieved on higher home closing revenue.
•The first quarter effective income tax rate was 20.5% in 2024, in line with 20.6% in 2023. The Company's tax rates benefited from earned eligible energy tax credits on qualifying homes under the Inflation Reduction Act.
•Net earnings were $186.0 million ($5.06 per diluted share) for the first quarter of 2024, a 42% increase from $131.3 million ($3.54 per diluted share) for the first quarter of 2023 due to higher home closing revenue and gross profit with flat SG&A as a percentage of home closing revenue and tax rates achieved in the first quarter of 2024.

BALANCE SHEET & LIQUIDITY
•Cash and cash equivalents at March 31, 2024 totaled $905.3 million, compared to $921.2 million at December 31, 2023.
•Land acquisition and development spend totaled $430.4 million for the first quarter of 2024, compared to $310.1 million for the first quarter of 2023.
•Approximately 66,400 lots were owned or controlled as of March 31, 2024, compared to approximately 60,900 total lots at March 31, 2023. Nearly 6,300 net new lots were added in the first quarter of 2024, representing an estimated 43 future communities.
•First quarter 2024 ending community count of 275 was up 2% sequentially compared to the fourth quarter of 2023, and down 1% compared to prior year.
•Debt-to-capital and net debt-to-capital ratios were 17.5% and 2.0%, respectively, at March 31, 2024, which compared to 17.9% and 1.9%, respectively, at December 31, 2023.
•The Company increased the quarterly cash dividend to $0.75 per share in the first quarter of 2024, from $0.27 per share in the first quarter of 2023, and paid dividends totaling $27.2 million in the first quarter of 2024.
•In the first quarter of 2024, the Company repurchased 362,419 shares of stock, or approximately 1.0% of the outstanding shares at the beginning of the quarter, for $55.9 million, well exceeding the announced systematic buyback commitment of $15.0 million per quarter. As of March 31, 2024, $129.1 million remained available to repurchase under the authorized share repurchase program.

GUIDANCE
The Company is providing the following updated guidance for full year 2024, based on first quarter 2024 results and current market conditions:

Full Year 2024
Home closing volume	14,500-15,000 units
Home closing revenue	$6.0-6.2 billion
Home closing gross margin	24.5-25.0%
Effective tax rate	Approximately 22.5%
Diluted EPS	$19.20-20.70

CONFERENCE CALL
Management will host a conference call to discuss its first quarter 2024 results at 8:30 a.m. Pacific Time (11:30 a.m. Eastern Time) on Thursday, April 25, 2024. To listen, please go to Meritage's Investor Relations page for the live webcast or dial in to 1-877-407-6951 US toll free or 1-412-902-0046. A replay will be available on the Investor Relations page.

* The Company's return on equity is calculated as net income for the trailing twelve months divided by average total stockholders' equity for the trailing five quarters. The Company's book value per share is calculated as total stockholders' equity for the period divided by the shares outstanding as of the last day of the period.

Meritage Homes Corporation and Subsidiaries
Consolidated Income Statements
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2024	2023	Change $	Change %
Homebuilding:
Home closing revenue	$1,466,096	$1,261,923	$204,173	16%
Land closing revenue	2,305	17,385	(15,080)	(87)%
Total closing revenue	1,468,401	1,279,308	189,093	15%
Cost of home closings	(1,088,138)	(979,462)	108,676	11%
Cost of land closings	(2,298)	(15,945)	(13,647)	(86)%
Total cost of closings	(1,090,436)	(995,407)	95,029	10%
Home closing gross profit	377,958	282,461	95,497	34%
Land closing gross profit	7	1,440	(1,433)	(100)%
Total closing gross profit	377,965	283,901	94,064	33%
Financial Services:
Revenue	6,353	5,731	622	11%
Expense	(3,003)	(3,067)	(64)	(2)%
(Loss)/earnings from financial services unconsolidated entities and other, net	(4,040)	259	(4,299)	N/M
Financial services (loss)/profit	(690)	2,923	(3,613)	(124)%
Commissions and other sales costs	(101,550)	(82,846)	18,704	23%
General and administrative expenses	(50,732)	(47,519)	3,213	7%
Interest expense	—	—	—	—%
Other income, net	9,022	8,844	178	2%
Earnings before income taxes	234,015	165,303	68,712	42%
Provision for income taxes	(47,999)	(34,002)	13,997	41%
Net earnings	$186,016	$131,301	$54,715	42%

Earnings per common share:
Basic			Change $ or shares	Change %
Earnings per common share	$5.12	$3.58	$1.54	43%
Weighted average shares outstanding	36,311	36,664	(353)	(1)%
Diluted
Earnings per common share	$5.06	$3.54	$1.52	43%
Weighted average shares outstanding	36,779	37,121	(342)	(1)%

Meritage Homes Corporation and Subsidiaries
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31, 2024	December 31, 2023
Assets:
Cash and cash equivalents	$905,298	$921,227
Other receivables	243,322	266,972
Real estate (1)	4,914,512	4,721,291
Deposits on real estate under option or contract	122,813	111,364
Investments in unconsolidated entities	18,743	17,170
Property and equipment, net	47,868	48,953
Deferred tax asset, net	47,000	47,573
Prepaids, other assets and goodwill	189,749	218,584
Total assets	$6,489,305	$6,353,134
Liabilities:
Accounts payable	$306,150	$271,650
Accrued liabilities	418,216	424,764
Home sale deposits	42,796	36,605
Loans payable and other borrowings	6,604	13,526
Senior notes, net	994,966	994,689
Total liabilities	1,768,732	1,741,234
Stockholders' Equity:
Preferred stock	—	—
Common stock	363	364
Additional paid-in capital	240,852	290,955
Retained earnings	4,479,358	4,320,581
Total stockholders’ equity	4,720,573	4,611,900
Total liabilities and stockholders’ equity	$6,489,305	$6,353,134
(1) Real estate – Allocated costs:
Homes under contract under construction	$858,943	$704,206
Unsold homes, completed and under construction	1,304,633	1,260,855
Model homes	118,958	118,252
Finished home sites and home sites under development	2,631,978	2,637,978
Total real estate	$4,914,512	$4,721,291

Meritage Homes Corporation and Subsidiaries
Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net earnings	$186,016	$131,301
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	6,038	5,208
Stock-based compensation	6,114	6,225
Equity in earnings from unconsolidated entities	(972)	(1,346)
Distribution of earnings from unconsolidated entities	985	1,776
Other	1,001	928
Changes in assets and liabilities:
(Increase)/decrease in real estate	(193,431)	2,999
(Increase)/decrease in deposits on real estate under option or contract	(11,449)	10,886
Decrease/(increase) in other receivables, prepaids and other assets	53,769	(11,749)
Increase/(decrease) in accounts payable and accrued liabilities	27,668	(31,687)
Increase in home sale deposits	6,191	9,931
Net cash provided by operating activities	81,930	124,472
Cash flows from investing activities:
Investments in unconsolidated entities	(1,586)	—
Distributions of capital from unconsolidated entities	—	43
Purchases of property and equipment	(6,258)	(8,899)
Proceeds from sales of property and equipment	79	128
Net cash used in investing activities	(7,765)	(8,728)
Cash flows from financing activities:
Repayment of loans payable and other borrowings	(6,922)	(168)
Dividends paid	(27,239)	(9,927)
Repurchase of shares	(55,933)	(10,000)
Net cash used in financing activities	(90,094)	(20,095)
Net (decrease)/increase in cash and cash equivalents	(15,929)	95,649
Beginning cash and cash equivalents	921,227	861,561
Ending cash and cash equivalents	$905,298	$957,210

Meritage Homes Corporation and Subsidiaries
Operating Data
(Dollars in thousands)
(Unaudited)

We aggregate our homebuilding operating segments into reporting segments based on similar long-term economic characteristics and geographical proximity. Our three reportable homebuilding segments are as follows:
•West: Arizona, California, Colorado, and Utah
•Central: Texas
•East: Florida, Georgia, North Carolina, South Carolina, and Tennessee

	Three Months Ended March 31,
	2024		2023
	Homes	Value	Homes	Value
Homes Closed:
West Region	1,014	515,632	785	417,322
Central Region	1,167	427,565	1,048	424,880
East Region	1,326	522,899	1,064	419,721
Total	3,507	$1,466,096	2,897	$1,261,923

Homes Ordered:
West Region	1,170	580,805	1,286	635,936
Central Region	1,310	482,183	1,073	420,521
East Region	1,511	568,207	1,128	450,436
Total	3,991	$1,631,195	3,487	$1,506,893

Order Backlog:
West Region	902	439,957	1,373	676,135
Central Region	911	341,691	988	419,822
East Region	1,220	462,609	1,561	667,875
Total	3,033	$1,244,257	3,922	$1,763,832

	Three Months Ended March 31,
	2024		2023
	Ending	Average	Ending	Average
Active Communities:
West Region	83	80.5	96	95.0
Central Region	80	84.0	82	81.5
East Region	112	108.0	100	98.0
Total	275	272.5	278	274.5

Meritage Homes Corporation and Subsidiaries
Supplemental and Non-GAAP information
(Unaudited)

Supplemental Information (Dollars in thousands):

	Three Months Ended March 31,
	2024	2023
Depreciation and amortization	$6,038	$5,208

Summary of Capitalized Interest:
Capitalized interest, beginning of period	$54,516	$60,169
Interest incurred	12,925	15,030
Interest expensed	—	—
Interest amortized to cost of home and land closings	(13,214)	(12,747)
Capitalized interest, end of period	$54,227	$62,452

Reconciliation of Non-GAAP Information (Dollars in thousands):

Debt-to-Capital Ratios
	March 31, 2024	December 31, 2023
Senior notes, net, loans payable and other borrowings	1,001,570	1,008,215
Stockholders' equity	4,720,573	4,611,900
Total capital	$5,722,143	$5,620,115
Debt-to-capital	17.5%	17.9%

Senior notes, net, loans payable and other borrowings	$1,001,570	$1,008,215
Less: cash and cash equivalents	(905,298)	(921,227)
Net debt	$96,272	$86,988
Stockholders’ equity	4,720,573	4,611,900
Total net capital	$4,816,845	$4,698,888
Net debt-to-capital (1)	2.0%	1.9%

(1)Net debt-to-capital reflects certain adjustments to the debt-to-capital ratio and is defined as net debt (debt less cash and cash equivalents) divided by total capital (net debt plus stockholders' equity). Net debt-to-capital is considered a non-GAAP financial measure and should be considered in addition to, rather than as a substitute for, the comparable GAAP financial measures. We believe this non-GAAP financial measure is relevant and useful to investors in understanding our operating results and may be helpful in comparing the Company with other companies in the homebuilding industry to the extent they provide similar information. We encourage investors to understand the methods used by other companies in the homebuilding industry to calculate non-GAAP financial measures and any adjustments thereto before comparing to our non-GAAP financial measures.

About Meritage Homes Corporation
Meritage Homes is the fifth-largest public homebuilder in the United States, based on homes closed in 2023. The Company offers energy-efficient and affordable entry-level and first move-up homes. Operations span across Arizona, California, Colorado, Utah, Texas, Florida, Georgia, North Carolina, South Carolina and Tennessee.
Meritage Homes has delivered over 180,000 homes in its 38-year history, and has a reputation for its distinctive style, quality construction, and award-winning customer experience. The Company is an industry leader in energy-efficient homebuilding, an eleven-time recipient of the U.S. Environmental Protection Agency’s ("EPA") ENERGY STAR® Partner of the Year for Sustained Excellence Award, a ten-time recipient of the EPA's ENERGY STAR® Residential New Construction Market Leader Award, and a three-time recipient of the EPA's Indoor airPLUS Leader Award.
For more information, visit www.meritagehomes.com.
The information included in this press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include expectations about the housing market in general and our future results including our full year 2024 projected home closing volume, home closing revenue, home closing margin, effective tax rate and diluted earnings per share.
Such statements are based on the current beliefs and expectations of Company management and current market conditions, which are subject to significant uncertainties and fluctuations. Actual results may differ from those set forth in the forward-looking statements. The Company makes no commitment, and disclaims any duty, except as required by law, to update or revise any forward-looking statements to reflect future events or changes in these expectations. Meritage's business is subject to a number of risks and uncertainties. As a result of those risks and uncertainties, the Company's stock and note prices may fluctuate dramatically. These risks and uncertainties include, but are not limited to, the following: increases in interest rates or decreases in mortgage availability, and the cost and use of rate locks and buy-downs; inflation in the cost of materials used to develop communities and construct homes; cancellation rates; supply chain and labor constraints; the ability of our potential buyers to sell their existing homes; our ability to acquire and develop lots may be negatively impacted if we are unable to obtain performance and surety bonds; the adverse effect of slow absorption rates; legislation related to tariffs; impairments of our real estate inventory; competition; home warranty and construction defect claims; failures in health and safety performance; fluctuations in quarterly operating results; our level of indebtedness; our ability to obtain financing if our credit ratings are downgraded; our exposure to and impacts from natural disasters or severe weather conditions; the availability and cost of finished lots and undeveloped land; the success of our strategy to offer and market entry-level and first move-up homes; a change to the feasibility of projects under option or contract that could result in the write-down or write-off of earnest money or option deposits; our limited geographic diversification; shortages in the availability and cost of subcontract labor; the replication of our energy-efficient technologies by our competitors; our exposure to information technology failures and security breaches and the impact thereof; the loss of key personnel; changes in tax laws that adversely impact us or our homebuyers; our inability to prevail on contested tax positions; failure of our employees and representatives to comply with laws and regulations; our compliance with government regulations; liabilities or restrictions resulting from regulations applicable to our financial services operations; negative publicity that affects our reputation; potential disruptions to our business by an epidemic or pandemic, and measures that federal, state and local governments and/or health authorities implement to address it; and other factors identified in documents filed by the Company with the Securities and Exchange Commission, including those set forth in our Form 10-K for the year ended December 31, 2023 under the caption "Risk Factors," which can be found on our website at https://investors.meritagehomes.com.